News Release

2012-15

Contact

Dianne VanBeber

Vice President, Investor Relations and Communications

dianne.vanbeber@intelsat.com

+1 202 944 7406

Intelsat Announces Early Tender Offer Results and

Amendments to the Tender Offers for Certain Notes of

Intelsat Jackson Holdings S.A.

Luxembourg, 25 April 2012

Intelsat S.A., the world’s leading provider of satellite services, today announced the early tender results for the previously announced tender offers by its subsidiary, Intelsat Jackson Holdings S.A. (“Intelsat Jackson”), to purchase for cash (the “9 1/2% Offer”) any and all of its $701,913,000 outstanding 9 1/2% Senior Notes due 2016 (the “9 1/2% Notes”) and to purchase for cash (the “11 1/4% Offer” and together with the 9 1/2% Offer, the “Tender Offers”) up to $470,000,000 aggregate principal amount (the “Tender Cap”) of its $1,048,220,000 outstanding 11 1/4% Senior Notes due 2016 (the “11 1/4% Notes” and together with the 9 1/2% Notes, the “Notes”).

Intelsat S.A. today also announced that Intelsat Jackson is amending the terms of the 9 1/2% Offer and the 11 1/4% Offer. Intelsat Jackson is now offering to pay the total consideration, including the early tender payment, to Holders who validly tender their Notes prior to the Expiration Time (as defined below). The total consideration for the 9 1/2% Offer is $1,039.17 per $1,000 principal amount of 9 1/2% Notes and the total consideration for the 11 1/4% Offer is $1,045.50 per $1,000 principal amount of 11 1/4% Notes, each of which includes the early tender payment of $30.00 per $1,000 principal amount of Notes tendered. Holders must validly tender their Notes, and have their Notes accepted for purchase in the applicable Tender Offer, at or prior to the Expiration Time in order to be eligible to receive the total consideration, including the early tender payment. Except as set forth above, the terms of the 9 1/2% Offer and the 11 1/4% Offer remain unchanged.

The Tender Offers are subject to the terms and conditions set forth in the Offer to Purchase, dated April 12, 2012, relating thereto (the “Offer to Purchase”).

As of the previously announced early tender deadline of 5:00 p.m., New York City time, on Wednesday, April 25, 2012 (the “Early Tender Time”), Intelsat Jackson has been advised by Global Bondholder Services Corporation, as

Depositary for the Tender Offers, that $48,042,000 in aggregate principal amount, or approximately 6.84%, of the outstanding 9 1/2% Notes has been validly tendered and not withdrawn in the 9 1/2% Offer and $10,059,000 in aggregate principal amount, or approximately 0.96%, of the outstanding 11 1/4% Notes has been validly tendered and not withdrawn in the 11 1/4% Offer.

Subject to the terms and conditions set forth in the Offer to Purchase, Intelsat Jackson will accept for purchase all 9 1/2% Notes tendered and not withdrawn prior to the Early Tender Time. Subject to the terms and conditions set forth in the Offer to Purchase, Intelsat Jackson intends to accept for purchase all 9 1/2% Notes tendered after the Early Tender Time and prior to the Expiration Time (as defined below).

Subject to the terms and conditions set forth in the Offer to Purchase, Intelsat Jackson will accept for purchase all 11 1/4% Notes tendered and not withdrawn prior to the Early Tender Time. As the principal amount of 11 1/4% Notes validly tendered and not withdrawn in the 11 1/4% Offer prior to the Early Tender Time is less than the Tender Cap, subject to the terms and conditions set forth in the Offer to Purchase, Intelsat Jackson intends to accept for purchase 11 1/4% Notes tendered after the Early Tender Time and prior to the Expiration Time, subject to the Tender Cap and any required proration, as described in the Offer to Purchase.

The withdrawal deadline relating to each of the Tender Offers occurred at 5:00 p.m., New York City time, on Wednesday, April 25, 2012. Notes previously tendered and Notes that are tendered after the withdrawal deadline may not be withdrawn, except as required by law. Each of the Tender Offers is scheduled to expire at 12:00 midnight, New York City time, on Wednesday, May 9, 2012 (the “Expiration Time”), unless extended or earlier terminated.

Intelsat Jackson has retained Goldman, Sachs & Co. to act as the dealer manager (the “Dealer Manager”) for each of the Tender Offers. Global Bondholder Services Corporation is acting as the Information Agent and the Depositary for each of the Tender Offers. Questions regarding either of the Tender Offers should be directed to Goldman, Sachs & Co. at (800) 828-3182 (toll-free) or (212) 357-0345 (collect). Requests for documentation should be directed to Global Bondholder Services Corporation at (866) 470-3900 (toll-free) or (212) 430-3774 (collect).

This announcement is for informational purposes only. This announcement is not an offer to purchase or a solicitation of an offer to purchase with respect to any Notes. Each Tender Offer is being made solely pursuant to the Offer to Purchase and related documents. The Tender Offers are not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws require the Tender Offers to be made by a licensed broker or dealer, the Tender Offers will be deemed to be made on behalf of Intelsat Jackson by the Dealer Manager, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

About Intelsat

Intelsat is the leading provider of satellite services worldwide. For over 45 years, Intelsat has been delivering information and entertainment for many of the world’s leading media and network companies, multinational corporations, Internet Service Providers and governmental agencies. Intelsat’s satellite, teleport and fiber infrastructure is unmatched in the industry, setting the standard for transmissions of video, data and voice services. From the globalization of content and the proliferation of HD, to the expansion of cellular networks and broadband access, with Intelsat, advanced communications anywhere in the world are closer, by far.

Intelsat Safe Harbor Statement

Some of the statements in this news release constitute "forward-looking statements" that do not directly or exclusively relate to historical facts. The forward-looking statements made in this release reflect Intelsat's intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors, many of which are outside of Intelsat's control. Known risks include, among others, the risks included in Intelsat’s annual report on Form 10-K for the year ended December 31, 2011 and its other filings with the U.S. Securities and Exchange Commission, the political, economic and legal conditions in the markets we are targeting for communications services or in which we operate and other risks and uncertainties inherent in the telecommunications business in general and the satellite communications business in particular. Because actual results could differ materially from Intelsat's intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements contained in this news release with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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